UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 3, 2007
ROCKWELL MEDICAL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Michigan	000-23661	38-3317208

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
30142 Wixom Road,Wixom,     Michigan          48334
(Address of principal executive offices)     (Zip Code)
Registrant’s telephone number, including area code           (248) 960-9009
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02          Unregistered Sales of Equity Securities.
     As of October 3, 2007, Rockwell Medical Technologies, Inc. (the “Company”) entered into a consulting agreement (the “Consulting Agreement”) pursuant to which the Company issued warrants to acquire 180,000 shares of its common stock (the “Warrants”) in a private placement exempt from registration under Section 4(2) of the Securities Act. The Warrants were issued as a portion of the compensation paid for the investor relations consulting services to be rendered under the Consulting Agreement. The consultant is a financially sophisticated accredited investor who had access to information relating to the investment, the Warrants were sold in a manner not involving general solicitation or advertising and the Warrants will be subject to customary restrictions on transfer.
     The Warrants will become earned at the rate of 15,000 Warrants at the first of each month of service that is rendered by Consultant under the Consulting Agreement, beginning October 3, 2007. The first 90,000 Warrants that are earned will have an exercise price of $7.00 per share and the remaining 90,000 Warrants will have an exercise price of $7.50. The Warrants that are earned will expire at the close of business on October 3, 2011. Warrants that are not earned prior to termination of the Consulting Agreement will expire upon termination of the Consulting Agreement. Warrants will become exercisable on the first anniversary of the date on which they are earned and may be exercised in whole or in part at any time until their expiration by the submission of an exercise notice accompanied by payment of the exercise price in cash or certified check. The Company has agreed to use reasonable commercial efforts to register, under the Securities Act of 1933, the shares to be issued upon exercise of the Warrants. To the extent the shares issuable upon exercise are not registered prior to issuance, they will bear a legend restricting transfer.
     The terms and conditions of the Warrants will be set forth in a separate agreement containing terms and conditions set forth above and such other terms and conditions as are mutually acceptable to the Company and the Consultant.
Item 9.01          Financial Statements and Exhibits.
Exhibit 10.19     Consulting Agreement, dated as of October 3, 2007
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWELL MEDICAL TECHNOLOGIES, INC.
Date: October 9, 2007	By:	/s/ Thomas E. Klema
Thomas E. Klema
Its: Chief Financial Officer

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